UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 4, 2016

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1250 Borregas Avenue, Sunnyvale	94089
(Address of principal executive offices)	(Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 4, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Adesto Technologies Corporation (the “Company”) approved a bonus plan for the second half of 2016 (“Bonus Plan”) for certain executive officers of the Company, including the named executive officers of the Company for 2015, Narbeh Derhacobian, President and Chief Executive Officer, Ron Shelton, Chief Financial Officer, and Ishai Naveh, Vice President, Marketing. In addition, the Committee also approved target bonus amounts under the Bonus Plan for Messrs. Derhacobian, Shelton, and Naveh equal to 17.5%, 17.5% and 12.5% of his total base salary for 2016, respectively (each, the “on-target bonus payment”).

Under the Bonus Plan, following completion of 2016, participants are eligible to receive a bonus equal to the applicable on-target bonus payment multiplied by the Bonus Multiplier (as defined below), in each case based on attainment of performance objectives derived from the Company’s financial plan for the second half of 2016 and the non-financial management and business objectives (“MBOs”) established for each participant. The “Bonus Multiplier” (which may be less than or more than 100%) is calculated as follows:

((Financial objective weighting x (Financial objective performance percentage)) + MBO performance percentage

Under the Bonus Plan, the financial objective weighting is 70% for Messrs. Derhacobian and Shelton and 60% for Mr. Naveh, with the balance weighting percentage allocated to MBOs (which in the aggregate may not exceed 100% of such percentage). The financial objectives for all are expressed in terms of gross margin, revenue and adjusted EBITDA (as defined in the Company’s earnings releases) and are measured independently and weighted at target level at 35% (53.8% maximum), 35% (53.8% maximum) and 30% (50.0% maximum), respectively. Specific MBOs for each participant are established by the Committee to align with the Company’s operational and strategic objectives and participant’s area of responsibility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: August 10, 2016	By:	/s/ Ron Shelton
Name: Ron Shelton Title: Chief Financial Officer and Secretary